                                                                   Exhibit 10.52
                                PROMISSORY NOTE

$ 2,774,706.00                                     Memphis, Tennessee
                                                   December 31, 1997

     FOR VALUE RECEIVED, the undersigned, John P. Miller, a resident of Memphis, Tennessee, promises to pay to the order of Premier Graphics, Inc. a corporation organized and existing under the laws of Delaware, with offices at 2500 Lamar Avenue, Memphis, Tennessee, the principal sum of Two Million Seven Hundred Seventy Four Thousand Seven Hundred Six and 00/100 Dollars ($2,774,706.00) and interest on the outstanding principal balance from the date hereof at the rate of 3.25% per annum above the LIBOR rate as determined by General Electric Capital Corporation pursuant to the credit facility provided by General Electric Capital Corporation to Premier Graphics, Inc. (the "Credit Facility"). The rate of interest under this note will change as of the effective date of each change in the LIBOR rate under the Credit Facility.

     Subject to the following paragraphs, accrued and unpaid interest shall be due and payable on December 31, 1998 and thereafter, monthly in arrears until all principal and other amounts owing under this note have been paid in full.

     All principal and accrued and unpaid interest shall be due and payable upon the earlier to occur of (a) December 31, 2002, (b) 30 days after the completion of an initial public offering of the common stock of Master Graphics, Inc., a Delaware corporation, or (c) a sale or transfer of ownership by the undersigned of the web press described on Exhibit A attached hereto (the "Web Press") which has been pledged by the undersigned as collateral for the obligations contained herein. In the event the Web Press is sold by the undersigned and the net sales proceeds exceed the original principal amount of this note, in addition to the amounts otherwise due and owing hereunder, the undersigned agrees to pay to holder an amount equal to such excess as a prepayment penalty.

     If any of the following events of default shall occur, the outstanding principal balance of this note together with accrued interest thereon shall immediately be due and payable: any amount owing under this note is not paid when due; a default under any other provision of this note or other agreement providing security for the payment of this note; a breach of any representation or warranty under this note; the filing of a petition under a bankruptcy, insolvency or similar law by the undersigned; the making of any assignment for the benefit of creditors by the undersigned; the filing of a petition under a bankruptcy, insolvency or similar law against the undersigned and such petition not being dismissed within a period of thirty (30) days of the filing.

     All payments of principal and interest shall be made in lawful currency of the United States of America and immediately available funds on the due date thereof at 6075 Poplar Avenue, Memphis, Tennessee, 38119, or in such other manner or at such other place as the holder of this note designates in writing.

     The undersigned waives presentment for payment, demand, protest and notice of protest and of nonpayment.

     The failure or delay by the holder of this note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this note may not waive any of its rights accept by an instrument in writing signed by the holder.

     This note may not be amended without the written approval of the holder.



                                         /s/ John P. Miller
                                         ------------------
                                         John P. Miller